Pipex Pharmaceuticals Announces Results of Eighty Patient, Six Month, Prospective, Randomized, Double-Blind Clinical Trial of Oral Zinthionein for Dry Age-Related Macular Degeneration (AMD)

Highly Statistically Significant Improvement in

Visual Acuity (p<0.0001),

Contrast Sensitivity (p<0.0001),

and Photorecovery Time (p<0.0001) at 6 Months

Study Meets All Global Central Retinal Function Measurements

Peer Review Results Published

Webcast/Conference Call at 10:15am EST

Ann Arbor, Michigan, July 9, 2008 -- Pipex Pharmaceuticals, Inc. (AMEX: PP), a specialty pharmaceutical company developing innovative late-stage drug candidates for the treatment of central nervous system and autoimmune diseases, today announced results and publication of positive double-blind, placebo-controlled clinical trial results in the treatment of dry age-related macular degeneration (AMD) with oral Zinthionein™ (formerly Z-Monocys, zinc-monocysteine), meeting all global central retinal function measurements of the clinical trial. Dry AMD is the leading cause of blindness in the U.S., affecting approximately 10 million Americans and has no FDA approved therapy.

In order to participate in the webcast/conference call, please call toll free: (US): 800-952-4972; international dial-in: 416-641-2140, conference ID: Pipex. A visual presentation will be available at: http://www.visualwebcaster.com/event.asp?id=49757. The audio recording and visual presentation will be available for replay at http://www.pipexinc.com for a period of at least 15 days after the call.

After six (6) months, compared to placebo treated patients, Zinthionein treated patients demonstrated a highly statistically significant improvement in visual acuity (p<0.0001), contrast sensitivity (p<0.0001) as well as photorecovery time (p=0.0001), each of which represent carefully measured endpoints of global central retinal function that is compromised in AMD.

The following table represents the results of the visual acuity endpoint as measured by ETDRS on a per eye basis at month 6:

Eye	Change from Baseline at 6 months (Mean ± SEM)	6 month (Placebo vs. Zinthionein therapy)
Right (Zinthionein group)	4.405+/- 0.712	p<0.0001
Right (Placebo )	-1.054 ± 0.489
Left (Zinthionein group)	3.057 +/- 0.639	p<0.0001
Left (Placebo )	-0.703 ± 0.642

The following table represents the results of the contrast sensitivity endpoint of the study on a per eye basis at month 6:

Eye	Change from Baseline at 6 months (Mean ± SEM)	6 month (Placebo vs. Zinthionein therapy)
Right (Zinthionein group)	0.199 ± 0.045	p<0.0001
Right (Placebo )	-0.039 ± 0.029
Left (Zinthionein group)	0.159 ± 0.029	p<0.0001
Left (Placebo )	-0.035 ± 0.025

The following table represents the results of the photo recovery time endpoint of the study on a per eye basis at month 6:

Eye	Change from Baseline at 6 months (Mean ± SEM)	6 month (Placebo vs. Zinthionein therapy)
Right (Zinthionein group)	-7.351 ± 0.911	p<0.0001
Right (Placebo )	0.189± 0.673
Left (Zinthionein group)	-7.171 ± 1.149	p<0.0001
Left (Placebo )	0.541 ± 0.597

Zinthionein appeared to be well tolerated in the study, with only a two percent (2%) gastrointestinal irritation rate as compared to placebo.

David A. Newsome, M.D., a board certified ophthalmologist, former Head of the Retinal Disease Section of the National Eye Institute (NEI), co-inventor of Zinthionein, primary investigator of the clinical trial, and a scientific advisor to Pipex commented, “I believe these results are striking in that significant dry AMD improvement can be achieved rapidly with Zinthionein. It is very rare for a phase II Dry AMD study to demonstrate significance on all of the measurements of global retina function with strong statistical significance. I look forward to continued collaboration with the Pipex team to further develop Zinthionein as a potential new therapy for Dry AMD.”

Nicholas Stergis, Chief Executive Officer of Pipex, commented, “We are pleased to report these results and we believe this is a significant step forward for the 10 million Americans affected with Dry AMD whose therapeutic options are limited. Zinthionein builds upon Dr. Newsome’s original hypothesis of zinc deficiency in AMD, which formed the basis for the National Eye Institute’s successful Age-Related Eye Disease Study (AREDS), the largest study ever conducted in AMD and which confirmed a protective role for zinc in AMD. In addition to providing zinc, Zinthionein incorporates Dr. Newsome’s more recent hypothesis of supplying the retina with a metabolically active form of cysteine as a necessary precursor to boost the potent retinal antioxidant system, glutathione (GSH), considered by Dr. Newsome to be the second most important protective system against oxidative free radicals present in the retinal pigment epithelium (RPE) and other retinal tissues. The combination of these important features may make Zinthionein an important new treatment option for Dry AMD patients as well as additional important indications which also may involve metal dyshomeostasis that we are currently exploring.”

Mr. Stergis continued, “We look forward to reporting additional data from studies conducted with Zinthionein, along with our commercialization plans for this compound.”

Zinthionein Capsules

Zinthionein Capsules (oral zinc-monocysteine) is a novel composition-of-matter patent protected complex of zinc and cysteine, ingredients which are currently generally regarded as safe (GRAS). Zinthionein is covered by issued U.S. patents 7,164,035 and 6,586,611 which provide composition-of-matter protection through the year 2020 (or 2025 with patent term extension, if available) as well as additional pending U.S. and international patent applications. For further information on Zinthionein, please review the below references (1),(2).

About the Clinical Trial Design

Zinthionein capsules (25mg capsules twice daily) were compared to placebo capsules twice daily on a 1:1 randomization scheme in a prospective, randomized, double-blind, placebo-controlled trial involving a total of 80 Dry AMD patients for period of six (6) months at a single site. All patients had drusen, including medium size drusen. Patients displaying signs of choroidal neovascular activity (i.e. the wet form of AMD) were excluded. The average age of participants 73.3 years of age in Group 1 (placebo) and

72.1 years of age in Group 2 (Zinthionein). Functional assessment included best-corrected visual acuity determined by blinded trained examiners using an internally lighted ETDRS logMar chart and ETDRS procedures. Visual acuity was recorded as number letters correctly identified with best correction. Contrast sensitivity was determined at 1 meter using a calibrated Pelli Robson chart in 85 cd/m2 lighting also with best correction using standard methodology. Results were recorded as the log contrast sensitivity from the Pelli Robson alogorithm. Photorecovery times were determined using a device invented by Dr. Newsome (U.S. Patent 6,863,399) that delivered a reproducible bleaching flash to the macula with built-in verification to assure that the subject correctly identified the endpoint stimulus. Results were recorded as seconds (time) required to recover from a flash-induced glare sufficiently to identify new stimuli presented by the device. Reprints of the complete study details, demographics and clinical macular characteristics of subjects and detailed results are available in the publication are available online for immediate download from the publisher in the July issue of the peer-reviewed ophthalmology journal, Current Eye Research (1).

About Pipex Pharmaceuticals, Inc.

Pipex Pharmaceuticals, Inc. is a specialty pharmaceutical company that is developing proprietary, late-stage drug candidates for the treatment of central nervous system and autoimmune diseases. Pipex’s strategy is to exclusively in-license proprietary, clinical-stage drug candidates and to complete the further clinical testing, manufacturing and regulatory requirements and seek marketing authorizations. Pipex is focused on treating Dry Age-Related Macular Degeneration (AMD), multiple sclerosis (MS), and fibromyalgia. For further information, please visit www.pipexinc.com.

(1)           Newsome DA, A Randomized, Prospective, Placebo-Controlled Clinical Trial of a Novel Zinc-Monocysteine Compound in Age-Related Macular Degeneration, Current Eye Research, Vol. 33, Iss. 7 July 2008 pp. 591:598.

(2)        Tate DJ, Newsome DA, A novel zinc compound (zinc-monocysteine) enhances the antioxidant capacity of human retinal pigment epithelial cells. Curr Eye Res. 2006 Jul-Aug;31(7-8):675-83.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Pipex's commercialization plans for its product candidates. Words such as, but not limited to, "look forward to," "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "should," and "could," and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Pipex is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Pipex's forward-looking statements include, among others, a failure of Pipex's product candidates to be demonstrably safe and effective, a failure to obtain regulatory approval for the company's products or to comply with ongoing regulatory requirements, a lack of acceptance of Pipex's product candidates in the marketplace, a failure of the company to become or remain profitable, Pipex's inability to obtain the capital necessary to fund its research and development activities, a loss of any of the company's key scientists or management personnel, and other factors described in Pipex’s report on Form 10-Q for the quarter ended March 31, 2008. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Pipex undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For Further Information Contact:

Nicholas Stergis

Chief Executive Officer

(734) 332-7800

Redington, Inc. (Investor Relations)

Thomas Redington

203-222-7399

www.redingtoninc.com